Exhibit 8
[FORM OF FEDERAL INCOME TAX OPINION]
                    , 2007
Boards of Directors
NSB Holding Corp.
Northfield Bancorp, Inc.
1731 Victory Boulevard
Staten Island, New York 10314-3598
Ladies and Gentlemen:
     You have asked our opinion regarding certain federal income tax consequences of the proposed stock offering (the “Stock Offering”) by Northfield Bancorp, Inc., a federally chartered mid-tier stock holding company (the “Company”), pursuant to a Stock Issuance Plan adopted by the Board of Directors on April 4, 2007 (the “Plan”). All other capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.
     In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan, the Prospectus, and of such corporate records of the parties to the Stock Offering as we have deemed appropriate. We have also relied, without independent verification, upon the factual representations of the Company included in the Representations dated                     , 2007. We have assumed that such representations are true and that the parties to the Stock Offering will act in accordance with the Plan. We express no opinion concerning the effects, if any, of variations from the foregoing.
     In issuing the opinions set forth below, we have referred solely to existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations thereunder, current administrative rulings, notices, procedures and court decisions. Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.
     Based on and subject to the foregoing, it is our opinion that for federal income tax purposes, under current tax law:
(1)	it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of the Company to be

Boards of Directors
NSB Holding Corp.
Northfield Bancorp, Inc.
                    , 2007

issued to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members is zero (the “Subscription Rights”) and, accordingly, that no income will be realized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon the issuance of the Subscription Rights (Rev. Rul. 56-572, 1956-2 C.B. 182);

(2)	it is more likely than not that the tax basis to the holders of shares of Common Stock purchased in the Stock Offering pursuant to the exercise of the Subscription Rights will be the amount paid therefor, and that the holding period for such shares of Common Stock will begin on the date of completion of the Stock Offering (Section 1012 of the Code); and

(3)	the holding period for shares of Common Stock purchase in the Community Offering or Syndicated Community Offering will begin on the day after the date of purchase (Section 1223(6) of the Code).
     The opinions set forth in 1 and 2 above are based on the position that the Subscription Rights do not have any market value at the time of distribution or at the time they are exercised. Whether Subscription Rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. The Internal Revenue Service will not issue rulings on whether Subscription Rights have a market value. We are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. The Subscription Rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase the Company’s Common Stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of Common Stock. We believe that it is more likely than not (i.e., that there is a more than a 50% likelihood) that the Subscription Rights have no market value for federal income tax purposes.
     This opinion is given solely for the benefit of the Company and Eligible Account Holders, Supplemental Eligible Account Holders, Other Members and other investors who purchase pursuant to the Plan, and may not be relied upon by any other party or entity or referred to in any document without our express written consent.
     We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form S-1 as filed with the SEC and the Company’s Form MHC-2 Application for Approval of a Minority Stock Issuance by a Subsidiary of a Mutual Holding Company as filed with the Office of Thrift Supervision. We also consent to the references to our

Boards of Directors
NSB Holding Corp.
Northfield Bancorp, Inc.
                    , 2007

firm in the Prospectus contained in the Form S-1 and the Form MHC-2 under the caption “Legal and Tax Matters.”

Very truly yours,

Luse Gorman Pomerenk & Schick, P.C.